Registration No. 333-70905
 Registration No. 333-139530
 Filed July 15, 2011

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
__________________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-70905 POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-139530 FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GS FINANCIAL CORP.
(Exact Name of Registrant as specified in its Articles of Incorporation)

Louisiana	72-1341014
(State of incorporation)	(IRS Employer Identification No.)

3798 Veterans Memorial Boulevard
Metairie, Louisiana 70002

GS FINANCIAL CORP. 1997 STOCK OPTION PLAN GUARANTY SAVINGS BANK 401(k) PLAN
(Full Title of the Plans)

Stephen E. Wessel President and Chief Executive Officer GS Financial Corp. 3798 Veterans Memorial Boulevard Metairie, Louisiana 70002 (504) 457-6220	With a copy to: Hugh T. Wilkinson, Esq. Eric M. Marion, Esq. Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, N.W. Washington, DC 20005 (202) 347-0300
(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filed,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☒ Smaller reporting company
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”).

Registration Statement 333-70905 registering 343,850 shares of common stock, $0.01 par value per share (the “Common Stock”), of GS Financial Corp. (the “Company”) for the Company’s 1997 Stock Option Plan; and

Registration Statement 333-139530 registering 50,000 shares of Common Stock of the Company for the Guaranty Savings Bank 401(k) Plan.

On July 15, 2011, pursuant to the amended and restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 30, 2011, by and among the Company, and Home Bancorp, Inc. (“Home”), a wholly owned subsidiary of Home merged with and into the Company (the “Merger”), and immediately thereafter, the Company, as the surviving corporation in the Merger, was merged with and liquidated into Home. As a result of the Merger, each outstanding share of Common Stock (other than shares to be cancelled in accordance with the Merger Agreement) was cancelled and converted into the right to receive $21.00 per share in cash, without interest and less any applicable withholding tax.

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Metairie, State of Louisiana on July 15, 2011.

           GS FINANCIAL CORP.

           By:         /s/ Stephen E. Wessel
           Stephen E. Wessel
           President and Chief Executive Officer